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                                                                    Exhibit 99.5

                             SAMSONITE CORPORATION

                               Shares of Common Stock

                           Offered Pursuant to Rights
                          Distributed to Stockholders
                            of Samsonite Corporation

ToSecurities Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

  This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the "Rights Offering") by Samsonite Corporation ("Samsonite") of shares of its Common Stock (as such term is defined below), pursuant to transferable subscription Rights (the "Rights") distributed to all holders of record ("Recordholders") of shares of Samsonite's Common Stock, par value $.001 per
share (the "Common Stock"), at the close of business on      , 1999 (the
"Record Date"). The Rights and Common Stock are described in Samsonite's
Prospectus dated      , 1999 (the "Prospectus").

  In the Rights Offering, Samsonite is offering an aggregate of    shares of
its Common Stock, as described in the Prospectus.

  The Rights will expire, if not exercised, at 5:00 p.m., New York City time,
on      , 1999, unless extended for in the sole discretion of Samsonite (as it may be extended, the "Expiration Date").

  Each Right allows the holder thereof to subscribe (the "Basic Subscription
Privilege") at the cash price of $   per share (the "Subscription Price") for
one share of Common Stock.

  In addition, Rights holders which exercise their Basic Subscription Privilege also will be eligible to subscribe (the "Over-Subscription Privilege") at the
same cash price of $   per share for shares of Common Stock that are offered
but not otherwise purchased in the Rights Offering, subject to availability and proration.

  The Rights are evidenced by a transferable Rights certificate (a "Rights Certificate") registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name
of your nominee is entitled to    Rights for each share of Common Stock owned
by such beneficial owner as of the close of business on the Record Date. No fractional Rights or cash in lieu thereof will be issued or paid. Instead, the number of Rights distributed will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that if all Rights are exercised, the gross proceeds to Samsonite from the Rights Offering will equal $75 million. The Rights will be transferable until the close of business on the last trading day prior to the Expiration Date, at which time they will cease to have value.

  We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other

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nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

  If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription and Information Agent and Samsonite, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

  All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription and Information Agent, incurred in connection with the purchase, sale or exercise of the Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by Samsonite or the Subscription and Information Agent.

  Enclosed are copies of the following documents:

       1. Prospectus;

       2. Instruction as to Use of Samsonite Corporation Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Samsonite Corporation and Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9);

       3. A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

       4. Notice of Guaranteed Delivery for Rights Certificates Issued by Samsonite Corporation; and

       5. A return envelope addressed to      , the Subscription and
  Information Agent.

  Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription and Information Agent, as indicated in the Prospectus. The Subscription and Information Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

  Additional copies of the enclosed materials may be obtained from the Subscription and Information Agent. The Subscription and Information Agent's
telephone number is         .

                                         Very truly yours,

                                         Samsonite Corporation

  NOTHING IN THIS PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF SAMSONITE CORPORATION, THE SUBSCRIPTION AND INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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